UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

ART’S-WAY MANUFACTURING CO., INC.
(Exact name of registrant as specified in its charter)

Delaware	000-05131	42-0920725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

5556 Highway 9, Armstrong, Iowa	50514
(Address of principal executive offices)	(Zip Code)

Carrie Majeski (712) 864-3131
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

X	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2014.

Section 1 – Conflict Minerals Disclosure

Item 1.01      Conflict Minerals Disclosure and Report

This Form SD of Art’s-Way Manufacturing Co., Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2014 to December 31, 2014.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available at http://www.artsway-mfg.com/investor-relations/.

Item 1.02      Exhibit

As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 2 – Exhibits

Item 2.01      Exhibits

The following exhibit is filed as part of this report.

Exhibit No.         Description

Exhibit 1.01 — Conflict Minerals Report of Art’s-Way Manufacturing Co., Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ART’S-WAY MANUFACTURING CO., INC.

/s/ Carrie Majeski	Date: May 28, 2015
By: Carrie Majeski, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.         Description

Exhibit 1.01 — Conflict Minerals Report of Art’s-Way Manufacturing Co., Inc.